July 18, 2001

David Chapman

22 Wood Way

Cohasset, MA  02025

Dear David:

This Letter Agreement (“Agreement”) is intended to memorialize the understanding between you (“you” or “Employee”) and Primix Solutions Inc., a Delaware corporation (together with its successors, the “Company”), regarding certain compensation arrangements established to provide an incentive for the continuation of your employment with the Company.  This Agreement in no way establishes an employment contract.

1.     Severance Benefits

In the event that Employee’s employment with the Company is terminated by the Company without Cause (as defined in Section 4 hereof) or by Employee for Good Reason (as defined in Section 4 hereof) (in each such case, a “Qualified Termination Event”) at any time on or after the date hereof, Employee shall be entitled to the following severance and benefits:

(a)                Severance Payment.  Employee shall be entitled to a severance payment equal to the sum of (x) six months of Employee’s base salary in effect on the date hereof or, if greater, six months of Employee’s base salary in effect immediately prior to the effective date of termination of Employee’s employment with the Company (the “Termination Date”) plus (y) $25,000, in each case, less all applicable federal, state and local taxes and withholdings (the sum of (x) and (y), the “Severance Payment”).  The Severance Payment will be payable in equal bi-weekly installments over a period of six (6) months (the “Severance Period”) in accordance with the Company’s normal payroll schedule.

(b)                Health Insurance.  Provided that Employee timely and properly elects to continue to receive group health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will for the Severance Period pay the share of the premium for such health insurance coverage that is paid by the Company as of the Termination Date for active and similarly-situated employees who receive the same type of coverage (the “COBRA Payments”).  The remaining balance of any premium costs during the Severance Period and all premium costs after the Severance Period shall be paid by Employee for so long as, and to the extent that, Employee remains eligible for COBRA continuation coverage.

Notwithstanding the foregoing, the Company’s obligation to pay the Severance Payment and the COBRA Payments shall be conditioned upon, and subject to, the execution and delivery by Employee of a termination agreement, including a general release of claims, in form and substance reasonably acceptable to the Company.

2.     Qualified Stock Options

Upon the occurrence of a Transaction (as defined in Section 4 hereof) or a Qualified Termination Event occurring prior to the Closing Date, Employee shall be entitled to the following treatment of stock options to purchase shares of common stock of the Company (“Common Stock”) heretofore granted to him under the Company’s 1995 Stock Plan or 1996 Stock Plan, each as amended (the “Stock Plans”), that have not been terminated, cancelled or otherwise surrendered (collectively, the “Qualified Stock Options”):

(a)                Any and all such Qualified Stock Options shall become fully vested as of, and subject to, the closing date of the Transaction (the “Closing Date”) or Termination Date of such Qualified Termination Event, as applicable; and

(b)                Subject to earlier termination in accordance with the terms of the stock option agreements and the Stock Plans pursuant to which the Qualified Stock Options were granted, Employee shall be entitled to exercise the Qualified Stock Options for a period of five (5) years after the earlier to occur of (i) the Closing Date and (ii) the Termination Date of such Qualified Termination Event; provided that the foregoing provision shall in no way affect the terms of a Qualified Stock Option if such terms would otherwise provide for a longer period to exercise such Qualified Stock Options.

Employee acknowledges that from and after the date hereof certain of the Qualified Stock Options (or portions thereof) may no longer qualify as an incentive stock option within the meaning of the Internal Revenue Code of 1986, as amended.  Except as expressly provided in this Section 2, all other provisions of the stock option agreements and the Stock Plans pursuant to which the Qualified Stock Options were granted shall continue to govern the terms of the Qualified Stock Options.

For purposes of this Section 2, the term “Qualified Stock Options” shall (i) include the additional stock options to purchase shares of Common Stock to be granted to Employee under the Stock Plans on or around the date hereof as identified under the heading “Refresher Options” on Schedule A attached and (ii) exclude the additional stock options to purchase shares of Common Stock to be granted to Employee under the Stock Plans on or around the date hereof as identified under the heading “Long-Term Options” on Schedule A attached hereto.

3.     Transaction Success Bonus

In consideration of and subject to the continuation of employment with the Company by Employee and his contribution toward the consummation of a Transaction, in the event that a Transaction is consummated on or prior to January 18, 2003 (a “Qualified Transaction”), the Employee shall be entitled to an additional cash bonus amount (the “Success Bonus”) equal to 1.25% of the amount by which the Aggregate Net Proceeds (as hereinafter defined) exceeds the Premium Price (as defined in Schedule B attached hereto).  In the event that a Qualified Transaction is consummated within forty-five (45) days after a Qualified Termination Event, Employee shall be entitled to receive 100% of the Success Bonus.  The Success Bonus (less all applicable federal, state and local taxes and withholdings) shall be payable in cash to Employee within thirty (30) days after the Closing Date.

As used herein “Aggregate Net Proceeds” shall mean the total amount of cash paid or payable and the fair market value of all property transferred or transferable directly or indirectly by an acquiring Person to the Company or its stockholders in connection with a Qualified Transaction.  Any securities or other non-cash consideration to be delivered to the Company or its stockholders in connection with a Qualified Transaction shall be valued in accordance with the terms of the definitive document executed by the acquiring Person and the Company or, if such terms are not set forth in such definitive agreement, as otherwise reasonably determined in good faith by the Board of Directors of the Company.

4.     Definitions

As used herein, the following capitalized terms shall have the respective meanings set forth in this Section 4:

“Cause” shall mean conduct of Employee involving one or more of the following: (i) the substantial and continuing failure of Employee, after notice thereof, to render services to the Company in accordance with the terms or requirements of his employment; (ii) disloyalty, gross negligence, willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Company which results in, or is reasonable likely to result in, a material financial detriment to the Company or substantially harms the Company’s reputation; (iii) deliberate disregard of the rules or policies of the Company which results in a material financial detriment to the Company or substantially harms the Company’s reputation; (iv) breach of an employment-related agreement or other agreement with the Company, including, without limitation, a breach of covenants not to compete, covenants not to solicit employees or customers of the Company and covenants relating to the protection of trade secrets or confidential information of the Company; or (v) Employee’s conviction (including any pleas of guilty or nolo contendre) of any crime (other than ordinary traffic violations) which impairs Employee’s ability to perform his duties.  For purposes of this Agreement, a termination of Employee’s employment for Cause shall not take effect unless the Company gives Employee written notice stating in detail the particular act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Cause is based and Employee is given ten (10) days after the date that such written notice is received in which to cure such conduct, to the extent such cure is possible.

“Fair Market Value” of one share of Common Stock on a given date shall mean the numerical average of the fair market value per share of Common Stock over a period of twenty (20) business days prior to and including such date.  For the purposes of determining the Fair Market Value:  (i) the fair market value per share of Common Stock for any day shall mean the average of the closing prices of the Company’s Common Stock sold on all securities exchanges on which the Common Stock may at the time be listed or as quoted on the Nasdaq National Market, or, if there have been no sales on any such exchange or any such quotation on any day, the average of the highest bid and lowest asked prices on all such exchanges or such systems at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq systems as of 4:00 p.m., Boston, Massachusetts time, or, if on any day that the Common Stock is not quoted in the Nasdaq system, the average of the highest bid and lowest asked price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization; and (ii) if at any time the Common Stock is not listed on any securities exchange or quoted in the Nasdaq system or the over-the-counter market, the fair market value per share of Common Stock for any such day shall be determined in good faith by the Board of Directors of the Company.

“Good Reason” shall mean:

(A)  for periods prior to the Closing Date and after the first (1st) anniversary of the Closing Date, the occurrence of any of the following events:  (i) a substantial adverse change in the nature or scope of Employee’s responsibilities, authorities, powers, functions or duties; (ii) a reduction in Employee’s annual base salary or bonus compensation (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned) as in effect on the date hereof or as the same may be increased from time to time; (iii) the Company's requirement that Employee relocate his principal place of service to the Company to a location that is more than fifty (50) miles from his current principal place of service to the Company; and

(B) for the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, any of the following actions taken without Employee's consent: (i) an unwelcome change in the nature or scope of Employee’s responsibilities, authorities, powers, functions or duties as in effect immediately prior to the Closing Date, (ii) a reduction by the Company in the Employee's annual base salary or bonus compensation (subject to applicable performance requirements with respect to the actual amount of the bonus compensation earned) as in effect immediately prior to the Closing Date; (iii) a substantial reduction in the value of Employee's benefit package and/or perquisites from the value of Employee's benefit package and/or perquisites as in effect immediately prior to the Closing Date; (iv) the Company's requirement that the Employee relocate his principal place of service to the Company to a location that is more than fifty (50) miles from his principal place of service to the Company as in effect immediately prior to the Closing Date, or the imposition of travel requirements substantially more demanding of the Employee than such travel requirements as in effect immediately prior to the Closing Date; (v) any material breach by the Company of this Agreement that is not remedied by the Company within thirty (30) days of written notice of such breach by Employee, or (vi) the failure of the Company to assign this Agreement in connection with a Transaction to a successor to the Company or the failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement.

“Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock or other interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, association, trust, joint venture, unincorporated organization or any other entity or organization, governmental or otherwise.

“Subsidiary” shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

“Transaction” shall mean (i) a merger, reorganization or consolidation between the Company and another Person (other than a Parent or Subsidiary of the Company) as a result of which the holders of the Company’s outstanding voting stock immediately prior to the transaction hold less than a majority of the outstanding voting stock of the surviving entity immediately after the transaction, (ii) the sale of all or substantially all of the assets of the Company to an unrelated Person, (iii) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than a majority of all of the outstanding voting stock of the Company to an unrelated Person as a result of which the holders of the Company’s outstanding voting stock immediately prior to the transaction hold, directly or indirectly, less than a majority of the outstanding voting stock of the Company immediately after the transaction, or (iv) a single or a series of related transactions by the Company and/or its stockholders with an unrelated Person or Persons as a result of which such Person or Persons acting in concert have the right to control or elect a majority of the Board of Directors of the Company.

5.     Notices, Acknowledgements and Other Terms

You are advised to consult with an attorney before signing this Agreement.  This Agreement is the entire agreement between you and the Company and, with the exception of the Employee Agreement dated as of August 20, 1996  (which shall remain in full force and effect), all previous agreements, or promises between you and the Company are superseded, null, and void.

By signing this Agreement, you acknowledge that you are doing so voluntarily.  You also acknowledge that you are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement.

In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.  The law of The Commonwealth of Massachusetts will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement, without giving effect to the conflict of laws principles thereof.  In the event that any provision or portion of a provision of this Agreement shall be determined to be unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible as if such provision or portion of a provision were not included.  This Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

This Agreement shall be effective as of the date first set forth above.

[END OF TEXT]

COMPANY:

PRIMIX SOLUTIONS INC.

By:	/s/ Lennart Mengwall
Name: Lennart Mengwall
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

EMPLOYEE:

By:	/s/ David Chapman
Signature

David Chapman
Print Name

Chief Financial Officer
Title

SCHEDULE A

Refresher Options:

Option Grant Date	Number of Shares of Common Stock	Exercise Price Per Share	Applicable Stock Plan
July 18, 2001	179,756	$0.5500	1996
July 18, 2001	20,244	$0.5500	1995

Long-Term Options:

Option Grant Date	Number of Shares of Common Stock	Exercise Price Per Share	Applicable Stock Plan
July 18, 2001	40,000	$0.5500	1995

SCHEDULE B

As used in this Agreement, “Premium Price” shall mean 120% of the product of (x) the Fair Market Value (as defined in Section 4 hereof) as determined on the date hereof and (y) the total number of shares of Common Stock outstanding on the date hereof; provided that in the event that a Qualified Transaction of the type described in clause (iii) of the definition of such term is consummated, then the Premium Price shall mean 120% of the product of (A) the Fair Market Value as determined on the date hereof and (B) the total number of shares of Common Stock sold or exchanged in connection with such Qualified Transaction.